Exhibit 2.1
DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
As of December 31, 2024, the class A exchangeable subordinate voting shares, no par value (“exchangeable shares”) of Brookfield Infrastructure Corporation were registered under Section 12(b) of the Exchange Act and were listed for trading on the New York Stock Exchange under the ticker “BIPC.”

The following is a description of the material terms of our exchangeable shares, Class B Shares (as defined below) and our articles and is qualified in its entirety by reference to all of the provisions of our articles. Because this description is only a summary of the terms of our exchangeable shares, Class B Shares and our articles, it does not contain all of the information that you may find useful. For more complete information, you should read our articles, which are available electronically on the website of the SEC at www.sec.gov and on our SEDAR+ profile at www.sedarplus.ca and will be made available to our holders as described under Item 10.H “Documents on Display” in our most recent annual report on Form 20-F (as may be amended, the “Annual Report”). Terms used but not defined herein have the meanings given to them in the Annual Report. All references to “$” are to U.S. dollars and “C$” are to Canadian dollars.

Description of our Share Capital

Our authorized share capital consists of (i) an unlimited number of exchangeable shares; and (ii) an unlimited number of Class B Shares, no par value.

Exchangeable Shares

The following description of exchangeable shares sets forth certain general terms and provisions of exchangeable shares. This description is in all respects subject to and qualified in its entirety by applicable law and the provisions of our articles. Through the rights and governance structures described in the Annual Report, each exchangeable share is intended to provide its holder with an economic return that is equivalent to that of a limited partnership unit of the partnership (each a “partnership unit”). Consequently, we expect that the market price of our exchangeable shares will be impacted by the market price of the partnership units and the combined business performance of our group as a whole.

Voting

Except as otherwise expressly provided in our articles or as required by law, each holder of exchangeable shares is entitled to receive notice of, and to attend and vote at, all meetings of our shareholders. Each holder of exchangeable shares is entitled to cast one vote for each exchangeable share held at the record date for determination of shareholders entitled to vote on any matter. Except as otherwise expressly provided in our articles or as required by law, the holders of exchangeable shares and class B multiple voting shares of our company (the “Class B Shares”) will vote together and not as separate classes. See “—Class B Shares” below for a description of the Class B Shares.

Holders of exchangeable shares hold an aggregate 25% voting interest in our company.

Exhibit 2.1
Dividends

The holders of exchangeable shares are entitled to receive dividends as and when declared by our board subject to the special rights of the holders of any other class of shares ranking senior to the exchangeable shares with respect to priority in payment of dividends. Each exchangeable share will receive identical dividends to the distributions paid on each partnership unit.

Each exchangeable share entitles its holder to cumulative dividends per share in a cash amount equal in value to (i) the amount of any distribution made on a partnership unit multiplied by (ii) the conversion factor (which is currently one, subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership) determined in accordance with our articles and in effect on the record date of such dividend (the “Exchangeable Dividends”). See “Description of Exchangeable Shares—Exchange by Holder—Adjustments to Reflect Certain Capital Events” below. The record and payment dates for the dividends on the exchangeable shares, to the extent not prohibited by applicable law, shall be the same as the record and payment dates for the distributions upon the partnership units.

If the full amount of an Exchangeable Dividend is not declared and paid concurrently with a distribution on the partnership units, or is declared but is not paid on the payment date, then the undeclared or unpaid amount of such Exchangeable Dividend shall accrue and accumulate (without interest), whether or not our company has earnings, whether or not there are funds legally available for the payment thereof and whether or not such Exchangeable Dividend has been earned, declared or authorized. Any Exchangeable Dividend payment made shall first be credited against the earliest accumulated but unpaid Exchangeable Dividends due which remain payable (the “Unpaid Dividends”). All Exchangeable Dividends shall be paid prior and in preference to any dividends or distributions on the Class B Shares. The holders of exchangeable shares are not entitled to any dividends from our company other than the Exchangeable Dividends.

Exchange by Holder

Holders of exchangeable shares have the right to exchange all or a portion of their exchangeable shares for one partnership unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described below in “—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one partnership unit on the date that the request for exchange is received by our transfer agent (or if not a trading day, the next trading day thereafter) plus all Unpaid Dividends, if any (the form of payment to be determined at the sole discretion of our group). In the event the partnership ceases to be a publicly listed entity, the value of a partnership unit will be determined by (i) the last available bid price from an independent source such as an over-the-counter market or an independent investment banking firm; or (ii) if (i) is not applicable, then the amount that a holder of a partnership unit would receive upon the liquidation of the partnership and sale of its assets in accordance with the terms of its partnership agreement. If you hold exchangeable shares through a broker, please contact your broker to request an exchange on your behalf. If you are a registered holder of exchangeable shares, please contact the transfer agent and follow the process described below.

Exhibit 2.1
Each holder of exchangeable shares who wishes to exchange one or more of his or her exchangeable shares for partnership units or its cash equivalent is required to complete and deliver a notice of exchange in the form available from our transfer agent. The transfer agent will promptly notify our company, the partnership and until such time as the Rights Agreement (as defined below) is terminated, BN of the receipt of a notice of exchange. Upon receipt of a notice of exchange, our company shall, within ten (10) business days after the date that the notice of exchange is received by our transfer agent, deliver to the tendering holder of exchangeable shares, in accordance with instructions set forth in the notice of exchange, one partnership unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described below in “—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one partnership unit on the date that the request for exchange is received by our transfer agent (or if not a trading day, the next trading day thereafter) plus all Unpaid Dividends, if any (the form of payment to be determined at the sole election of our company). Upon completion of the exchange of any exchangeable shares as described herein, the holder of exchangeable shares who has exchanged their exchangeable shares will have no further right, with respect to any exchangeable shares so exchanged, to receive any dividends on exchangeable shares with a record date on or after the date on which such exchangeable shares are exchanged.

In lieu of our company delivering partnership units or paying cash as described in the preceding paragraph, the partnership, in its sole discretion, may elect to satisfy our exchange obligation by acquiring all of the tendered exchangeable shares in exchange for issuing directly to such tendering holder one partnership unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described below in “—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one partnership unit on the date that the request for exchange is received by our transfer agent (or if not a trading day, the next trading day thereafter) plus all Unpaid Dividends, if any (the form of payment to be determined at the sole election of the partnership). If the partnership elects to satisfy our exchange obligation directly (in lieu of our company delivering partnership units or cash as described above), it shall, within three (3) business days from the receipt of the holder’s notice of exchange, provide written notice to our transfer agent of its intention to satisfy the exchange obligation and shall satisfy such obligation within ten (10) business days from the date that the notice of exchange is received by our transfer agent by delivering to such holder of exchangeable shares the partnership units or its cash equivalent. Unitholders are not entitled to vote on the partnership’s exercise of the overriding call right described in the preceding sentences.
In the event that a tendering holder of exchangeable shares has not received the number of partnership units or its cash equivalent in satisfaction of the tendered exchangeable shares, then such tendering holder of exchangeable shares will be entitled to receive the equivalent of such cash amount or partnership units amount from BN pursuant to the rights agreement (the “Rights Agreement”) between BN and Wilmington Trust, National Association (the “rights agent”) until March 31, 2025. In this scenario, the tendered exchangeable shares will be delivered to the rights agent in exchange for the delivery of the equivalent of the cash amount or partnership units amount from a collateral account of BN administered by the rights agent. The partnership has agreed to indemnify BN, in its capacity as selling securityholder, for certain liabilities under applicable securities laws concerning selling securityholders, in connection with any partnership units delivered by BN pursuant to the Rights Agreement. See Item 7.B “Related Party Transactions—Relationship with Brookfield—Rights Agreement” in the Annual Report for a further description of the Rights Agreement.

No Fractional Partnership Units. No fractional partnership units will be issued or delivered upon exchange of exchangeable shares. In lieu of any fractional partnership units to which the tendering holder of exchangeable shares would otherwise be entitled at our group’s election, our group will pay an amount in cash equal to the partnership unit value on the trading day immediately preceding the exchange date multiplied by such fraction of a partnership unit.

Exhibit 2.1
Conversion of Tendered Exchangeable Shares. Brookfield Infrastructure is entitled at any time to have any or all exchangeable shares acquired by Brookfield Infrastructure converted into Class B Shares on a one-for-one basis.

Adjustments to Reflect Certain Capital Events. The conversion factor (which is currently one) is subject to adjustment in accordance with our articles to reflect certain capital events, including (i) if the partnership or our company declares or pays a distribution to its unitholders consisting wholly or partly of partnership units or a dividend to its shareholders consisting wholly or partly of exchangeable shares, as applicable, without a corresponding distribution or dividend, as applicable, being declared or paid by the other entity; (ii) if the partnership or our company splits, subdivides, reverse-splits or combines its outstanding partnership units or exchangeable shares, as applicable, without a corresponding event occurring at the other entity; (iii) if the partnership or our company distributes any rights, options or warrants to all or substantially all holders of its partnership units or exchangeable shares to convert into, exchange for or subscribe for or to purchase or to otherwise acquire partnership units or exchangeable shares (or other securities or rights convertible into, exchangeable for or exercisable for partnership units or exchangeable shares), as applicable, without a corresponding distribution of rights, options or warrants by the other entity; (iv) if the partnership distributes to all or substantially all holders of partnership units evidences of its indebtedness or assets (including securities), or rights, options or warrants to convert into, exchange for or subscribe for or to purchase or to otherwise acquire such securities, but excluding all distributions where a comparable distribution (or the cash equivalent) is made by our company; or (v) if the partnership or one of its subsidiaries makes a payment in respect of a tender or exchange offer for the partnership units (but excluding for all purposes any exchange or tender offer to exchange partnership units for exchangeable shares or any other security economically equivalent to partnership units), to the extent that the cash and value of any other consideration included in the payment per partnership unit exceeds certain thresholds.

Redemption by Issuer

Our board has the right upon sixty (60) days’ prior written notice to holders of exchangeable shares to redeem all of the then outstanding exchangeable shares at any time and for any reason, in its sole discretion and subject to applicable law, including without limitation following the occurrence of any of the following redemption events (each a “Redemption Event”): (i) the total number of exchangeable shares outstanding decreases by 50% or more over any twelve-month period; (ii) a person acquires 90% of the partnership units in a take-over bid (as defined by applicable securities law); (iii) unitholders of the partnership approve an acquisition of the partnership by way of arrangement or amalgamation; (iv) unitholders of the partnership approve a restructuring or other reorganization of the partnership; (v) there is a sale of all or substantially all of the partnership’s assets; (vi) there is a change of law (whether by legislative, governmental or judicial action), administrative practice or interpretation, or a change in circumstances of our company and our shareholders, that may result in adverse tax consequences for our company or our shareholders; or (vii) our board, in its sole discretion, concludes that the unitholders of the partnership or holders of exchangeable shares are adversely impacted by a fact, change or other circumstance relating to our company. For greater certainty, unitholders of the partnership do not have the ability to vote on such redemption and our board’s decision to redeem all of the then outstanding exchangeable shares will be final. In addition, the holder of Class B Shares may deliver a notice to our company specifying a redemption date upon which our company shall redeem all of the then outstanding exchangeable shares, and upon sixty (60) days’ prior written notice from our company to holders of the exchangeable shares and without the consent of holders of exchangeable shares, our company shall be required to redeem all of the then outstanding exchangeable shares on such redemption date, subject to applicable law.

Exhibit 2.1
Upon any such Redemption Event, the holders of exchangeable shares shall be entitled to receive pursuant to such redemption one partnership unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one partnership unit on the trading day immediately preceding the announcement of such redemption plus all Unpaid Dividends, if any (the form of payment to be determined at the election of our company).

Notwithstanding the foregoing, upon any Redemption Event, the partnership may elect to acquire all of the outstanding exchangeable shares in exchange for one partnership unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one partnership unit on the trading day immediately preceding the announcement of such redemption plus all Unpaid Dividends, if any (the form of payment to be determined at the election of the partnership). Unitholders are not entitled to vote on the partnership’s exercise of the overriding call right described in the preceding sentences.

Liquidation

Upon any liquidation, dissolution or winding up of our company, and subject to the prior rights of holders of any other class of shares of our company ranking in priority or ratably with the exchangeable shares and after the payment in full (i) to any holder of exchangeable shares or Class B Shares that has submitted a notice of the exercise of the exchange rights described above at least ten (10) days prior to the date of the liquidation, dissolution or winding up (or in the case of the Class B Shares, thirty (30) days prior to the date of the liquidation, dissolution or winding up) and (ii) of any Unpaid Dividends, the holders of exchangeable shares shall be entitled to one partnership unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “—Exchange by Holder— Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one partnership unit on the trading day immediately preceding announcement of such liquidation, dissolution or winding up (the form of payment to be determined at the election of our company). If, upon any such liquidation, dissolution or winding up, the assets of our company are insufficient to make such payment in full, then the assets of our company will be distributed among the holders of exchangeable shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive.

Notwithstanding the foregoing, upon any liquidation, dissolution or winding up of our company, the partnership may elect to acquire all of the outstanding exchangeable shares for one partnership unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) plus, in each case, a cash amount for each exchangeable share equal to any Unpaid Dividends per exchangeable share. The acquisition by the partnership of all the outstanding exchangeable shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of our company. Unitholders are not entitled to vote on the partnership’s exercise of the overriding call right described in the preceding sentences.

Exhibit 2.1
Automatic Redemption upon Liquidation of the Partnership

Upon any liquidation, dissolution or winding up of the partnership, including where substantially concurrent with a liquidation, dissolution or winding up of our company, all of the then outstanding exchangeable shares will be automatically redeemed by us on the day prior to the liquidation, dissolution or winding up of the partnership and immediately following the automatic redemption by BIHC of the Class A.1 Shares and Class A.2 Shares (or the exercise by the partnership of any call rights in respect thereof). Each holder of exchangeable shares shall be entitled to one partnership unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one partnership unit on the trading day immediately preceding the announcement of such redemption plus all Unpaid Dividends, if any (the form of payment to be determined at the election of our company).
Notwithstanding the foregoing, upon any such redemption, the partnership may elect to acquire all of the outstanding exchangeable shares in exchange for one partnership unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) plus, in each case, a cash amount for each exchangeable share equal to any Unpaid Dividends per exchangeable share. The acquisition by the partnership of all the outstanding exchangeable shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of the partnership. Unitholders are not entitled to vote on the partnership’s exercise of the overriding call right described in the preceding sentences.

Conversion to Class B Shares

The partnership, or any of its controlled subsidiaries, is entitled to convert each held exchangeable share to a Class B Share on a one-for-one basis.

Book-Based System

The exchangeable shares may be uncertificated or represented in the form of one or more fully registered share certificates held by, or on behalf of, CDS Clearing and Depository Services Inc. (“CDS”) or the Depository Trust Company (“DTC”), as applicable, as custodian of such certificates for the participants of CDS or DTC, registered in the name of CDS or DTC or their respective nominee, and registration of ownership and transfers of the exchangeable shares may be effected through the book-based system administered by CDS or DTC, as applicable.

Treatment of Exchangeable Shares in Connection with a Takeover Bid, Issuer Bid or Tender Offer

The exchangeable shares are not partnership units and will not be treated as partnership units for purposes of the application of applicable Canadian or U.S. rules relating to takeover bids, issuer bids and tender offers. partnership units and exchangeable shares are not securities of the same class. As a result, holders of exchangeable shares will not be entitled to participate in an offer or bid made to acquire partnership units, unless such offer is extended to holders of exchangeable shares and holders of partnership units will not be entitled to participate in an offer or bid made to acquire exchangeable shares, unless such offer is extended to holders of partnership units. In the event of a takeover bid for partnership units, a holder of exchangeable shares who would like to participate would be required to tender his or her exchangeable shares for exchange, in order to receive a partnership unit, or the cash equivalent, at the election of our group, pursuant to the exchange right. If an issuer tender offer or issuer bid is made for the partnership units at a price in excess of the market price of the partnership units and a comparable offer is not made for the exchangeable shares, then the conversion factor for the exchangeable shares may be adjusted. See “—Exchange by Holder—Adjustments to Reflect Certain Capital Events” above for more information on the circumstances in which adjustments may be made to the conversion factor.

Exhibit 2.1

Class B Shares

Voting

Except as otherwise expressly provided in our articles or as required by law, each holder of Class B Shares is entitled to receive notice of, and to attend and vote at, all meetings of our shareholders. Except as otherwise expressly provided in the articles or as required by law, the holders of exchangeable shares and Class B Shares will vote together and not as separate classes. The holders of the Class B Shares are entitled to cast, in the aggregate, a number of votes equal to three times the number of votes attached to the exchangeable shares.

Dividends

The holders of Class B Shares are entitled to receive dividends as and when declared by our company’s board of directors subject to the special rights of the holders of exchangeable shares and any other shares ranking senior to the Class B Shares with respect to priority in payment of dividends.
Subject to the rights of holders of exchangeable shares at the time outstanding having prior rights as to dividends and the payment to any holders of exchangeable shares who have delivered notices of exchange, each Class B Share entitles its holder to dividends as and when declared by our company’s board of directors.
In the event a dividend is declared and paid on the exchangeable shares consisting of exchangeable shares, our company’s board of directors will, subject to applicable law, contemporaneously declare and pay an equivalent dividend on the Class B Shares consisting of Class B Shares.

Liquidation

Upon any liquidation, dissolution or winding up of our company, after the payment in full of the amount due to the holders of exchangeable shares described above in “—Liquidation”, the remaining assets and property of our company will be distributed among the holders of the Class B Shares.

Redemption by Holder

Holders of Class B Shares have the right to tender all or a portion of their Class B Shares for cash for each Class B Share equal to the NYSE closing price of one unit (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) on the date of the request for redemption. Upon receipt of a request for redemption, we will have thirty (30) days to deliver the cash amount to the exchanging holder.

Restrictions on Transfer

The Class B Shares may only be transferred to affiliates of the partnership.